Exhibit 21.1

LIST OF SUBSIDIARIES OF SILVERSUN TECHNOLOGIES HOLDINGS, INC.

Name	Incorporated
SWK Technologies, Inc.	Delaware	100% Owned
Secure Cloud Services, Inc.	Nevada	100% Owned